                    news release

Omnicare Announces Appointment of Two New Directors

COVINGTON, Ky., June 1, 2011 ― Omnicare, Inc. (NYSE:OCR), today announced the appointment of Mark A. Emmert and Barry Schochet to its Board of Directors.

Mark A. Emmert is the President of the National Collegiate Athletic Association (NCAA).  Prior to his role with the NCAA, he served as President of the University of Washington (UW).  Under Mr. Emmert’s leadership, UW became a renowned healthcare institution through the establishment of an interdisciplinary Department of Global Health and the creation of the Institute for Health Metrics and Evaluation.  He has also served as Chancellor at Louisiana State University and the University of Connecticut in addition to holding administrative and academic positions at Montana State University and the University of Colorado.  Mr. Emmert is also a member of the Board of Directors for Expeditors International of Washington, Inc. and Weyerhaeuser Company.

Barry Schochet brings more than 30 years of healthcare experience to Omnicare’s Board.  He currently serves as President and CEO of BPS Health Ventures, LLC, a healthcare consulting and investment firm, and Operating Partner with CIC Partners, a mid-market private equity firm.  Mr. Schochet has also served in various executive roles with Tenet Healthcare Corporation, including Vice Chairman.  He has also served as Hospital Division President for National Medical Enterprises and as Chief Executive Officer of Cypress Community Hospital.  Mr. Schochet currently serves as a member of the Board of Directors for Universal Hospital Services.

“We are very pleased to welcome Mark and Barry to Omnicare’s Board of Directors,” said James D. Shelton, Omnicare’s Chairman of the Board.  “We have instituted a number of recent changes to the corporate governance structure, and we believe the addition of two new independent directors reflects our continued progress in this area.  Mark and Barry bring to our Board a broad range of healthcare and leadership experience, which we believe will serve Omnicare well in the years ahead.”

About Omnicare

Omnicare, Inc., a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly.  Omnicare serves residents in long-term care facilities, chronic care and other settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada.  Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings.  Omnicare's pharmacy services also include specialty pharmacy operations and a wide range of support services for specialty pharmaceuticals.  For more information, visit www.omnicare.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.  Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.  The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to:  overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in the calculation of average wholesale price; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:
Patrick C. Lee
(859) 392-3444
patrick.lee@omnicare.com

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax